Exhibit 10.1

Schedule II

NAME AND ADDRESS OF ADDITIONAL PURCHASERS	ADDITIONAL NOTE PURCHASE PRICE	NUMBER OF ADDITIONAL CLOSING WARRANT SHARES

Daryl Lee Scot, LLC c/o Tick & Company One Hollow Lane Lake Success, New York 11042 Attention: Jonathon Tick	$50,000.00	416,667

JAM Capital Associates LP c/o Leonard Pearlman 112 West 56th Street Suite 20S New York, New York 10019	$75,000.00	625,000

Michael A. Steinberg & Co. Profit Sharing Trust FBO Michael A. Steinberg c/o Steinberg Asset Management 12 East 49th Street Suite 1202 New York, New York 10017	$100,000.00	833,333

James O’Donnell 845 UN Plaza Apt. 57C New York, NY 10017	$100,000.00	833,333

JAG Multi Investments LLC 1211 Avenue of the Americas, Suite 3300 New York, NY 10036	$837,500.00	6,979,167

Phoenix Enterprises Family Fund LLC 110 East 59th Street, Suite 1901 New York, New York 10022	$837,500.00	6,979,167

Total	$2,000,000.00	16,666,667